                         Independent Auditors' Consent


The Employee Benefits Committee of
 Lockport Savings Bank:


We consent to the use of our independent auditors' report dated June 3, 1999, on the statements of net assets available for plan benefits of Lockport Savings Bank 401(k) Plan as of December 31, 1998 and 1997, and the related statements of changes in net assets available for plan benefits for each of the years in the two year period then ended included in the December 31, 1998 Annual Report Form 11-K of the Lockport Savings Bank 401K Plan.

                                                /s/  KPMG LLP


June 25, 1999
Buffalo, New York